Etude de Maître Martine SCHAEFFER
Notaire
74, Avenue Victor Hugo - L-1750 Luxembourg
Téléphone: 22 44 75 Telefax: 460261

CERTIFICATE

The undersigned Martine SCHAEFFER, notary, residing in Luxembourg, hereby certifies that pursuant to an incorporation deed of this day, the company named **QGOG Constallation S.A.**, with registered office in L-2163 Luxembourg, 40, Avenue Monterey, **is duly constitued** and pursuant to Luxembourg law, the company exist and can make all operations from the date of its incorporation.

The subscribed capital of the company is fixed at EUR 40,000 (forty thousand Euro), represented by four hundred thousand (400,000) shares with a nominal value of ten Euro cents (€ 0.10) each, all fully subscribed and **entirely paid up, so that such amount is at the free disposal of the Company.**

Pursuant to article 3 of the Articles of Incorporation :

The purpose of the Company is the acquisition of ownership interests, in Luxembourg or abroad, in any companies or enterprises in any form whatsoever and the management of such ownership interests. The Company may in particular acquire by subscription, purchase, and exchange or in any other manner any stock, shares and other securities, bonds, debentures, certificates of deposit and other debt instruments and more generally any securities and financial instruments issued by any public or private entity whatsoever, including partnerships. It may participate in the creation, development, management and control of any company or enterprise. It may further invest in the acquisition and management of a portfolio of patents or other intellectual property rights of any nature or origin whatsoever.

The Company may borrow in any form. It may issue notes, bonds and debentures and any kind of debt which may be convertible and/or equity securities. The Company may lend funds including the proceeds of any borrowings and/or issues of debt securities to its subsidiaries, affiliated companies or to any other company. It may also give guarantees and grant security interests in favor of third parties to secure its obligations or the obligations of its subsidiaries, affiliated companies or any other company. The Company may further mortgage, pledge, transfer, encumber or otherwise hypothecate all or some of its assets.

The Company may generally employ any techniques and utilize any instruments relating to its investments for the purpose of their efficient management, including techniques and instruments designed to protect the Company against creditors, currency fluctuations, interest rate fluctuations and other risks.

The Company may carry out any commercial, financial or industrial operations and any transactions with respect to real estate or movable property, which directly or indirectly further or relate to its purpose.

Pursuant to article 13 of the Articles of Incorporation

The Company will be bound in any circumstances by the joint signatures of two Directors or single signature of any person(s) to whom special signatory powers have

been delegated by the Board of Directors in accordance with article 14 of the present Articles.

In case the Company is administrated by two categories of Directors, the Company will be only committed by the joint signature of one Category A Director and one Category B Director, except in case a conflict of interest as defined in article 16 below occurs..

.RESOLUTIONS TAKEN BY THE SOLE SHAREHOLDER

AFTER THE INCORPORATION

1. The Company is administrated by one Category A Director and two Category B Directors.

2. The following persons are appointed as members of the Board of Directors:

Category A Directors:

Mrs. Berenice Kunnari, employee, born in Orleans (France) on November 25th 1979, having her professional address at 40, avenue Monterey, L-2163 Luxembourg

Category B Directors:

Mr. Peter van Opstal, employee, born in Zwijndrecht (Pays-Bas) on February 12 1969 having his professional address at 40 avenue Monterey, L-2163 Luxembourg.; and

Mr. Onno Bouwmeister, employee, born in Maarssen (Netherlands) on January 26th, 1977, having his professional address at 40, avenue Monterey, L-2163 Luxembourg; and

3. Co-Ventures S.A., a company existing under Luxembourg law, established and having its registered office at 40, Avenue Monterey, L-2163 Luxembourg (R.C.S. Luxembourg, section B number 48838),

4. The terms of office of the Directors and Statutory Auditor will expire after the annual meeting of shareholders to be held for the approval of the annual accounts as of December 31, 2011.

5. The registered office of the Company is established at 40, avenue Monterey, L-2163 Luxembourg.

For certification

NOVEMBER 08, 2012

Martine SCHAEFFER, Notar - LUXEMBURG -